Filed pursuant to Rule 433
Registration Nos. 333-170703
and 333-170703-06

Free Writing Prospectus
Dated September 19, 2012

$752.148mm CNH Equipment Trust 2012-C

Jt-Leads: BofAML (struc),Citi,Rabo Co-Mgrs: CS,SG

CL	$SIZEMM	WAL	MDY/S&P	PWIN	E.FINAL	L.FINAL	BENCH	YLD	PRICE	CPN
A1	160.100	0.38	P-1/A-1+	1-9	6/13	10/15/13	ILIB	0.230	100.00000
A2	240.000	1.16	Aaa/AAA	9-22	7/14	2/16/16	EDSF+ 9	0.450	99.98893	0.44
A3	240.000	2.49	Aaa/AAA	22-43	4/16	12/15/17	ISWP+15	0.574	99.99181	0.57
A4	95.125	3.90	Aaa/AAA	43-48	9/16	9/16/19	ISWP+28	0.880	99.96787	0.87
B	16.923	3.97	A2/A+	48-48	9/16	3/16/20	ISWP+70	1.310	99.97512	1.30

TICKER	: CNH 2012-C	REGISTRATION	: Public
PXG SPEED	: 20% CPR to 10% Call	EXPECTED RATINGS	: Moodys/S&P
EXPECTED SETTLE	: 09/26/12	FIRST PAY	: 10/15/12
ERISA ELIGIBLE	: Yes	BILL & DELIVER	: BofAML

The issuer has filed a registration statement (including a prospectus) with the SEC for the offering to which this communication relates. Before you invest, you should read the prospectus in that registration statement and other documents the issuer has filed with the SEC for more complete information about the issuer and this offering.  You may get these documents for free by visiting EDGAR on the SEC Web site at www.sec.gov.  Alternatively, the issuer, any underwriter or any dealer participating in the offering will arrange to send you the prospectus if you request it by calling toll-free 1-800-294-1322.  The securities may not be suitable for all investors.  Merrill, Lynch, Pierce, Fenner & Smith Incorporated and its affiliates may acquire, hold or sell positions in these securities, or in related derivatives, and may have an investment or commercial banking relationship with the issuer.